UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   A. Thomas Bender
   6140 Stoneridge Mall Road
Suite 590
   CA, Pleasanton 94588
2. Issuer Name and Ticker or Trading Symbol
   The Cooper Companies, Inc. (COO)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   3/6/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
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Common Stock        |3/5/ 2|      |M   | |28200             |A  |17.00      |                   |D     |                           |
                    |003   |      |    | |                  |   |           |                   |      |                           |
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Common Stock        |3/5/ 2|      |S   | |5000              |D  |28.72      |                   |D     |                           |
                    |003   |      |    | |                  |   |           |                   |      |                           |
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Common Stock        |3/5/ 2|      |S   | |1100              |D  |28.81      |                   |D     |                           |
                    |003   |      |    | |                  |   |           |                   |      |                           |
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Common Stock        |3/5/ 2|      |S   | |3900              |D  |28.75      |                   |D     |                           |
                    |003   |      |    | |                  |   |           |                   |      |                           |
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Common Stock        |3/5/ 2|      |S   | |200               |D  |28.95      |                   |D     |                           |
                    |003   |      |    | |                  |   |           |                   |      |                           |
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Common Stock        |3/5/ 2|      |S   | |9600              |D  |28.90      |                   |D     |                           |
                    |003   |      |    | |                  |   |           |                   |      |                           |
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Common Stock        |3/5/ 2|      |S   | |200               |D  |28.93      |                   |D     |                           |
                    |003   |      |    | |                  |   |           |                   |      |                           |
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Common Stock        |3/5/ 2|      |S   | |8200              |D  |28.86      |55494 1            |D     |                           |
                    |003   |      |    | |                  |   |           |                   |      |                           |
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Common Stock        |      |      |    | |                  |   |           |5666 1             |I     |Wife                       |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
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Employee Stoc|17.00 1 |3/5/ 20|      |M   | |28200 1    |D  |     |7/8/0|Common Stock|28200 1|17.00 1|0           |D  |            |
k Option (Rig|        |03     |      |    | |           |   |     |6    |            |       |       |            |   |            |
ht to Buy) wi|        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
th tandem tax|        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
 withholding |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
rights       |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Adjusted to reflect the two-for-one stock split effected in the form of a stock dividend on November 22, 2002
SIGNATURE OF REPORTING PERSON
A. Thomas Bender
A. Thomas Bender